EXHIBIT 8.1

                            SNOW BECKER KRAUSS, P.C.
                                605 Third Avenue
                              New York, N.Y. 10158

                                                April 14, 2003

AmeriFirst Fund, I, LLC
814 North Highway A1A, Suite 300
Ponte Vedra Beach, FL 32082

      Re: AmeriFirst Fund I, LLC - Federal Tax Opinion Exhibit 8.1 Registration Statement on Form S-1 (File No. 333-98651)

Ladies and Gentlemen:


      This is an opinion which you have requested as to the federal income tax consequences set forth in the section entitled "FEDERAL INCOME TAX CONSEQUENCES" of the prospectus ("Prospectus"). We hereby confirm that the discussion under "Federal Income Tax Consequences" is this firm's opinion as set forth in the Form S-1 Registration Statement for AmeriFirst Fund I, LLC (the "Fund") filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended. The Fund, a Florida limited liability company, proposes to issue and sell up to $100,000,000 aggregate principal amount of Units of limited liability company interests ("Units") in the Fund as set forth in the Operating Agreement of the Fund attached as Exhibit B to the Prospectus.


      We have been retained to represent AmeriFirst Financial Services, Inc. (the "Manager") and the Fund in connection with the offering of the Units. We have not represented the members, or any other party in connection with the preparation of this opinion or the offering of securities by the Fund.

      The opinions expressed in this letter are based solely upon current law, including the Internal Revenue Code of 1986 (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the Service and existing judicial decisions, all of which are subject to change or modification at any time.


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Based upon all of the foregoing, we are of the following opinion:

      1.    That the Fund will be taxed as a partnership under the Code.

      2. That the Fund will not be taxed as a publicly traded partnership. A "publicly traded partnership" is a partnership that is traded on an established securities market, or is readily tradable on a secondary market, or the substantial equivalent thereof and which is taxed as a corporation unless 90 percent of such partnership's income is passive type income.

      3. That the Fund will not be considered a "tax shelter" under the Code. For this purpose, "tax shelter" means an entity if the principal purpose of the entity is the avoidance or evasion of Federal income tax if that purpose exceeds any other purpose.

No opinion is expressed with respect to Federal or state securities laws, state and local taxes, and Federal income tax issues other than those discussed herein, or any other Federal or state laws, not discussed herein.

                                          Very truly yours,


                                          /s/ Snow Becker Krauss P.C.

                                          SNOW BECKER KRAUSS, P.C.


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